(EXHIBIT 99)

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(AGWAY LOGO)                                          Contact: Stephen H. Hoefer
                                                       Agway Inc., P.O. Box 4933
               NEWS                                     Syracuse, New York 13221
               SERVICE                                Phone: Office 315.449.6474
                                                               FAX: 315.449.6281
                                                       E-Mail: shoefer@agway.com
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FOR IMMEDIATE RELEASE


                      AGWAY ANNOUNCES BID FOR ENERGY ASSETS
                     AGREEMENT SIGNED WITH SUBURBAN PROPANE

SYRACUSE, NY, NOVEMBER 10, 2003 - Agway Energy Products LLC, a wholly-owned subsidiary of Agway, Inc., and Suburban Propane, L.P., have signed an agreement for Suburban to purchase substantially all of the assets and business operations of Agway Energy Products for total cash consideration of approximately $206 million. The purchase price is subject to certain escrows required under the Agreement such that the net cash proceeds to be realized at Closing will be approximately $175 million.

The agreement is subject to bankruptcy court approval. Agway's next step is to file a motion with the U. S. Bankruptcy Court for the Northern District of New York requesting that the court establish bidding procedures and a date for conducting an auction to determine if there are higher or better offers for the Energy business. Agway expects to complete the sale before the end of this calendar year.

Agway Energy Products has a strong track record of profitability and growth. With annual sales exceeding $500 million, the Company is the second largest heating oil retailer in the U.S., and among the nation's top ten propane marketers. In addition, the Company sells natural gas and electricity in deregulated markets through Agway Energy Services, Inc. and Agway Energy Services-PA, Inc., the assets of which are also included in the agreement.

Under the agreement, Suburban would continue operation of all Agway Energy Products' plants. Suburban would also honor all Agway Energy Products' contracts and service agreements.

Agway CEO Michael Hopsicker said: "Since announcing last April that we would explore the potential sale of each of our businesses and other strategic alternatives for maximizing value for Agway's creditors, we have carefully evaluated all options for our Energy business to determine the best course of action. In addition to selling the business, we explored the option of reorganizing Agway around the Energy business and recapitalizing Agway Energy Products in a way that could provide cash to Agway's creditors. Based on the value of the Suburban agreement, we believe that the sale process is in the best interests of Agway's creditors. Our position is supported by the Official Committee of Unsecured Creditors."

Agway, Inc. is an agricultural cooperative owned by 69,000 Northeast farmer-members. On October 1, 2002, Agway, Inc. and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Agway Energy Products LLC,


                                    - more -

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Agway Energy Services, Inc. and Agway Energy Services-PA, Inc. were not included in the Chapter 11 filings. The Cooperative is headquartered in Syracuse, NY. Its website is www.agway.com.
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Agway Energy Products,  based in Syracuse,  N.Y.,  provides fuel,  equipment and service to more than 500,000 customers in homes, farms and businesses throughout Pennsylvania, New Jersey, New York and Vermont. For more information, call 1-888-AGWAY24, or visit them on the web at www.agwayenergy.com.

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership (NYSE: SHP). Headquartered in Whippany, NJ, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through more than 320 customer service centers in 40 states. The Company's web site is www.suburbanpropane.com.
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